Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-172554 and 333-172554-01

PRICING SUPPLEMENT NO. 2011-MTNDG0166 DATED DECEMBER 16, 2011
(TO PROSPECTUS SUPPLEMENT DATED MAY 12, 2011 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM NOTES, SERIES D
CITIGROUP FUNDING INC.
Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the Value of the Russell 2000® Index
due December 19, 2013
$1,000 per Index LASERSSM
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.
▪	The Index LASERSSM will mature on December 19, 2013. We will not make any payments on the Index LASERSSM prior to maturity.
▪
The amount you receive at maturity on the Index LASERSSM will be based on the closing value of the Russell 2000® Index, as measured on (i) every index business day from the pricing date to and including the valuation date and (ii) only the pricing date and the valuation date, as described below.

▪	The Index LASERSSM will be issued in denominations of $1,000 and integral multiples of $1,000 thereof.
▪	The stated principal amount and original issue price is $1,000 per Index LASERSSM.
▪
At maturity, you will receive for each Index LASERSSM you then hold an amount in cash based on (a) whether the closing value of the Russell 2000® Index is greater than 70% of the initial index value on every index business day during the term of the Index LASERSSM, or whether it is less than or equal to 70% of the initial index value on any index business day during the term of the Index LASERSSM, and (b) the percentage change in the closing value of the Russell 2000® Index from the pricing date to the valuation date (as measured on only those two dates), which we refer to as the index return percentage.  The payment at maturity may be greater than, equal to or less than the $1,000 stated principal amount of the Index LASERSSM and could be zero.

▪
If the closing value of the Russell 2000® Index is greater than 70% of the initial index value on every index business day from the pricing date to and including the valuation date, at maturity you will receive for each Index LASERSSM you then hold the $1,000 stated principal amount per Index LASERSSM plus an amount equal to the greater of (i) $1,000 times the index return percentage and (ii) $380. In this case, the minimum payment at maturity will equal $1,380 per Index LASERSSM.

▪
If the closing value of the Russell 2000® Index is less than or equal to 70% of the initial index value on any index business day from the pricing date to and including the valuation date, at maturity you will receive for each Index LASERSSM you then hold the $1,000 stated principal amount per Index LASERSSM plus an amount (which may be negative) equal to the product of (i) $1,000 and (ii) index return percentage.  In this case, you will participate on a 1-to-1 basis in any positive or negative performance of the Russell 2000® Index from the pricing date to the valuation date (as measured on only those two dates), and there will be no minimum payment at maturity.  If the final index value is less than the initial index value, then the index return percentage will be negative, and you will receive less than the $1,000 stated principal amount per Index LASERSSM and possibly zero.

You should understand how the payment at maturity is calculated in connection with your investment in the Index LASERSSM.  See “Description of the Index LASERSSM—What You Could Receive at Maturity—Hypothetical Examples” for hypothetical graphs and examples that show how the determination of the closing value of the Russell 2000® Index on each index business day from the pricing date to the valuation date, and specifically whether the closing value of the Russell 2000® Index on any day is less than or equal to 70% of the initial index value, will substantially affect the calculation of your payment at maturity, if any.
▪	The pricing date is December 16, 2011, the date we priced the Index LASERSSM for initial sale to the public.
▪	The valuation date will be December 16, 2013, subject to postponement for non-index business days and certain market disruption events.
▪	The initial index value equals 722.05, the closing value of the Russell 2000® Index on the pricing date.
▪	The final index value will equal the closing value of the Russell 2000® Index on the valuation date.
▪	The index return percentage will be a fraction equal to (i) the final index value minus the initial index value, divided by (ii) the initial index value.
▪
Investing in the Index LASERSSM is not equivalent to investing in the Russell 2000® Index or the stocks that constitute the Russell 2000® Index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the Russell 2000® Index.

▪	The Index LASERSSM will not be listed on any securities exchange.
▪	The CUSIP number for the Index LASERSSM is 1730T0QX0. The ISIN for the Index LASERSSM is US1730T0QX09.
Investing in the Index LASERSSM involves a number of risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Index LASERSSM” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Index LASERSSM or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The Index LASERSSM are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The Index LASERSSM are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Index LASERSSM		Total
Public Offering Price	$1,000.00		$10,612,000.00
Underwriting Fee	$10.00	(1)	$106,120.00
Proceeds to Citigroup Funding Inc.	$990.00	(1)	$10,505,880.00
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the Index LASERSSM, is acting as principal and will receive an underwriting fee of $10.00 for each $1,000 Index LASERSSM sold in this offering.  Citigroup Global Markets Inc. will pay the Registered Representatives of Citigroup Global Markets Inc. a sales commission of $10.00 from this underwriting fee for each Index LASERSSM they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Index LASERSSM declines.  You should refer to “Risk Factors Relating to the Index LASERSSM” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.
Citigroup Global Markets Inc. expects to deliver the Index LASERSSM to purchasers on or about December 21, 2011.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION—Q&A

What Are the Index LASERSSM?

The Index LeAding StockmarkEt Return Securities Based on the Value of the Russell 2000® Index due December 19, 2013, or the Index LASERSSM, are equity index-linked investments that offer a potential return at maturity based on the performance of the Russell 2000® Index (which we also refer to as the underlying index) during the term of the Index LASERSSM.  Unlike ordinary debt securities, the Index LASERSSM do not provide for periodic interest or the full return of principal in all circumstances.  Your payment at maturity may be greater than, equal to or less than the $1,000 stated principal amount of the Index LASERSSM and possibly zero.

At maturity, you will receive for each Index LASERSSM you then hold an amount in cash based on (a) whether the closing value of the underlying index is greater than 70% of the initial index value on every index business day during the term of the Index LASERSSM, or whether it is less than or equal to 70% of the initial index value on any index business day during the term of the Index LASERSSM, and (b) the percentage change in the closing value of the underlying index from the pricing date to the valuation date (as measured on only those two dates), which we refer to as the index return percentage.

•
If the closing value of the underlying index is greater than 70% of the initial index value on every index business day from the pricing date to and including the valuation date, at maturity you will receive for each Index LASERSSM you then hold the $1,000 stated principal amount per Index LASERSSM plus an amount equal to the greater of (i) $1,000 times the index return percentage and (ii) $380. In this case, the minimum payment at maturity will equal $1,380 per Index LASERSSM.

•
If the closing value of the underlying index is less than or equal to 70% of the initial index value on any index business day from the pricing date to and including the valuation date, at maturity you will receive for each Index LASERSSM you then hold the $1,000 stated principal amount per Index LASERSSM plus an amount (which may be negative) equal to the product of (i) $1,000 and (ii) index return percentage.  In this case, you will participate on a 1-to-1 basis in any positive or negative performance of the underlying index from the pricing date to the valuation date (as measured on only those two dates), and there will be no minimum payment at maturity.  If the final index value is less than the initial index value, then the index return percentage will be negative, and you will receive less than the $1,000 stated principal amount per Index LASERSSM and possibly zero.

You should understand how the payment at maturity is calculated in connection with your investment in the Index LASERSSM.  See “Description of the Index LASERSSM—What You Could Receive at Maturity—Hypothetical Examples” for hypothetical graphs and examples that show how the determination of the closing value of the underlying index on each index business day from the pricing date to the valuation date, and specifically whether the closing value of the underlying index on any day is less than or equal to 70% of the initial index value, will substantially affect the calculation of your payment at maturity, if any.

The Index LASERSSM will mature on December 19, 2013.  The Index LASERSSM are a series of unsecured senior debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The Index LASERSSM will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding Inc., and as a result of the guarantee any payments due under the Index LASERSSM will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the $1,000 stated principal amount of the Index LASERSSM at maturity is not guaranteed. All payments on the Index LASERSSM are subject to the credit risk of Citigroup Inc.

Each Index LASERSSM represents a stated principal amount of $1,000. You may transfer the Index LASERSSM only in units of  $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Index LASERSSM in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the Index LASERSSM by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the securities through the accounts those systems maintain with DTC. You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest or Dividend Payments on the Index LASERSSM?

No. We will not make any periodic payments of interest or any other periodic payments on the Index LASERSSM. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the underlying index, which, as of December 16, 2011, yield an average of 1.60% per year.  If this average dividend yield remained constant for the term of the Index LASERSSM, this would be equivalent to 3.20% (calculated on a simple interest basis) over the approximately 2-year term of the Index LASERSSM. However, it is impossible to predict whether the dividend yield over the term of the Index LASERSSM will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period. You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

What Will I Receive at Maturity of the Index LASERSSM?

At maturity, you will receive for each Index LASERSSM you then hold an amount in cash based on (a) whether the closing value of the underlying index is greater than 70% of the initial index value on every index business day during the term of the Index LASERSSM, or whether it is less than or equal to 70% of the initial index value on any index business day during the term of the Index LASERSSM, and (b) the percentage change in the closing value of the underlying index from the pricing date to the valuation date (as measured on only those two dates) which we refer to as the index return percentage.  The payment at maturity may be greater than, equal to or less than the $1,000 stated principal amount of the Index LASERSSM and could be zero.

▪
If the closing value of the underlying index is greater than 70% of the initial index value on every index business day from the pricing date to and including the valuation date, at maturity you will receive for each Index LASERSSM you hold:

$1,000 + the greater of (x) $1,000 × the index return percentage and (y) $380.

In this case, the minimum payment at maturity will equal $1,380.

▪
If the closing value of the underlying index is less than or equal to 70% of the initial index value on any index business day from the pricing date to and including the valuation date, at maturity you will receive for each Index LASERSSM you hold:

$1,000 + ($1,000 × index return percentage).

In this case, you will participate on a 1-to-1 basis in any positive or negative performance of the underlying index from the pricing date to the valuation date (as measured on only those two dates), and there will be no minimum payment at maturity.  If the final index value is less than the initial index value, then the index return percentage will be negative, and you will receive less than the $1,000 stated principal amount per Index LASERSSM and possibly zero.

The index return percentage will equal the following fraction:

final index value – initial index value
initial index value

The initial index value equals 722.05, the closing value of the underlying index on the pricing date.

The final index value will equal the closing value of the underlying index on the valuation date.

For more specific information about your payment at maturity, the index return percentage, the determination of an index business day and the effect of a market disruption event on the determination of the payment at maturity and the index return percentage, please see “Description of the Index LASERSSM—Payment at Maturity” in this pricing supplement.

Is There a Possibility of Loss of Principal?

Yes. If (i) the closing value of the underlying index is less than or equal to 70% of the initial index value on any index business day from the pricing date to and including the valuation date and (ii) the final index value is less than the initial index value, you will receive less than the $1,000 stated principal amount of the Index LASERSSM at maturity. This will be true even if the closing value of the index exceeds the initial index value at one or more times over the term of the Index LASERSSM. See “Risk Factors Relating to the Index LASERSSM—The Index LASERSSM Do Not Pay Interest or Guarantee Return of Principal” in this pricing supplement.

Where Can I Find Examples of Hypothetical Payments at Maturity?

For graphs and examples setting forth hypothetical payments at maturity, see “Description of the Index LASERSSM—What You Could Receive at Maturity—Hypothetical Examples” in this pricing supplement.

Who Publishes the Russell 2000® Index, and What Does It Measure?

Unless otherwise stated, all information on the Russell 2000® Index provided in this pricing supplement is derived from publicly available sources. The Russell 2000® Index is published by Russell Investment Group and is intended to provide a barometer of the investable small capitalization segment of the U.S. equity markets. The Russell 2000® Index includes the stocks of the 2000 smallest companies, according to market capitalization, in the Russell 3000 Index. As of December 16, 2011, the largest five sectors represented by the Russell 2000® Index were Financial Services, Technology, Consumer Discretionary, Producer Durables and Health Care. For further information on the Russell 2000® Index, including its makeup, method of calculation and changes in its components, see “Description of the Russell 2000® Index” in this pricing supplement.

An investment in the Index LASERSSM does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the Russell 2000® Index.  See “—Will I Receive Interest or Dividend Payments on the Index LASERSSM?” above.

How Has the Russell 2000® Index Performed Historically?

We have provided a table showing the high, low and end-of-quarter closing values of the Russell 2000® Index for each quarter in the period from January 3, 2006 to December 16, 2011 as well as a graph showing the closing values of the Russell 2000® Index on each day such closing values were available from January 3, 2006 to December 16, 2011. You can find the table and the graph in the section “Historical Data on the Russell 2000® Index” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the Russell 2000® Index in recent years. However, past performance is not indicative of how the Russell 2000® Index will perform in the future. You should also refer to the section “Risk Factors—The Historical Performance of the Underlying Index Is Not an Indication of the Future Performance of the Underlying Index” in this pricing supplement.

What Are the U.S. Federal Income Tax Consequences of Investing in the Index LASERSSM?

Please see the discussion under “Risk Factors Relating to the Index LASERSSM —The U.S. Federal Tax Consequences of an Investment in the Index LASERSSM Are Unclear” and the section “United States Federal Tax Considerations” in this pricing supplement.

Will the Index LASERSSM Be Listed on a Securities Exchange?

No. The Index LASERSSM will not be listed on any securities exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding Inc.?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding Inc. is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding Inc. and Citigroup Inc.’s Affiliate, Citigroup Global Markets Inc.?

Citigroup Funding Inc.’s and Citigroup Inc.’s affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the Index LASERSSM and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets Inc. intends to buy and sell Index LASERSSM to create a secondary market for holders of the Index LASERSSM, and may engage in other activities described below in the section “Plan of Distribution; Conflicts of Interest.” However, Citigroup Global Markets Inc. is not obligated to engage in any market-making activities, or continue them once it has started. Citigroup Global Markets Inc. will also act as calculation agent for the Index LASERSSM. Potential conflicts of interest may exist between Citigroup Global Markets Inc. and you as a holder of the Index LASERSSM. You should refer to “Risk Factors Relating to the Index LASERSSM—The Calculation Agent, Which is an Affiliate of Ours, Will Make Determinations With Respect to the Index LASERSSM” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding Inc.’s Hedging Activity?

Citigroup Funding Inc. has hedged its obligations under the Index LASERSSM through one or more of its affiliates. This hedging activity may involve trading in one or more of the stocks included in the underlying index and/or in other instruments, such as options, swaps and/or futures, based upon the underlying index and/or the stocks included in the underlying index. Any of this hedging activity on or prior to the pricing date could have potentially increased the initial index value and, as a result, could have increased the value above which the underlying index must close on every index business day from the pricing date to and including the valuation date, and/or on the valuation date specifically, before an investor receives a payment that exceeds the original issue price of the Index LASERSSM. The costs of maintaining or adjusting this hedging activity could also affect the price at which Citigroup Funding Inc.’s affiliate Citigroup Global Markets Inc. may be willing to purchase your Index LASERSSM in the secondary market. Moreover, this hedging activity may result in Citigroup Funding Inc. or its affiliates receiving a profit, even if the market value of the

Index LASERSSM declines. You should refer to “Risk Factors Relating to the Index LASERSSM—Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Index LASERSSM” and “—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Original Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Index LASERSSM?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the Index LASERSSM, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A) (i) none of Citigroup Global Markets Inc., its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Index LASERSSM or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the Index LASERSSM or (B) its acquisition and holding of the Index LASERSSM is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Index LASERSSM if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc. or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Index LASERSSM by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated with My Investment?

Yes, the Index LASERSSM are subject to a number of risks not associated with an investment in conventional debt securities. Please refer to the section “Risk Factors Relating to the Index LASERSSM” in this pricing supplement.

RISK FACTORS RELATING TO THE INDEX LASERSSM

Because the terms of the Index LASERSSM differ from those of conventional debt securities, do not pay interest and do not guarantee the return of any of the stated principal amount at maturity, an investment in the Index LASERSSM entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the closing value of the underlying index and other events that are difficult to predict and beyond our control.  For further discussion of risks, you should also read the section entitled “Risk Factors” in the related prospectus supplement.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Index LASERSSM.

The Index LASERSSM Do Not Pay Interest or Guarantee Return of Principal

The terms of the Index LASERSSM differ from those of ordinary debt securities in that the Index LASERSSM do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If (i) the closing value of the underlying index is less than or equal to 70% of the initial index value on any index business day from pricing date to and including the valuation date and (ii) the final index value is less than the initial index value, the amount you receive at maturity for each Index LASERSSM you then hold will be less than the $1,000 stated principal amount of the Index LASERSSM by an amount proportionate to the decrease in the closing value of the underlying index and possibly zero.  This will be true even if the closing value of the underlying index exceeds the initial index value at one or more times during the term of the Index LASERSSM.  There is no minimum payment at maturity on the Index LASERSSM, and, accordingly, you could lose your entire investment.

Historically, the Underlying Index Has Been Volatile

Historically, the closing value of the underlying index has been volatile. From January 3, 2006 to December 16, 2011, the closing value of the underlying index has been as low as 343.26 and as high as 865.29. Because the likelihood that the closing value of the underlying index is less than or equal to 70% of the initial index value on any index business day from the pricing date to the valuation date, which may negatively affect your payment at maturity, will depend in large part on the volatility of the closing value of the underlying index, the volatility of the closing value of the underlying index may result in you receiving at maturity an amount that is less than the stated principal amount of the Index LASERSSM and possibly zero.

Your Opportunity to Receive a Minimum Return on the Index LASERSSM May Terminate on Any Day From the Pricing Date to the Valuation Date

If the closing value of the underlying index on any index business day from the pricing date to and including the valuation date is less than or equal to 70% of the initial index value, representing a decrease of at least 30% from the initial index value, your opportunity to receive a minimum payment at maturity of $1,380 per Index LASERSSM will terminate, and you will be fully exposed to any depreciation in the closing value of the underlying index from the pricing date to the valuation date (as measured on only those two dates).  Under these circumstances, if the final index value is less than the initial index value, you will lose 1% of the stated principal amount for every 1% of that decrease.  You will be subject to this potential loss of the stated principal amount even if the closing value of the underlying index subsequently increases at one or more times during the term of the Index LASERSSM.  You should understand that the minimum payment at maturity of $1,380 per Index LASERSSM only applies if the closing value of the underlying index is greater than 70% of the initial index value on every index business day from the pricing date to and including the valuation date.  As a result, your investment in the Index LASERSSM may not perform as well as an investment in a security with a return that includes a non-contingent buffer or trigger feature.

The Yield on the Index LASERSSM May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The Index LASERSSM do not pay any interest.  As a result, if (i) the closing value of the underlying index on any index business day from the pricing date to and including the valuation date is less than or equal to 70% of the initial index value and (ii) the final index value is not sufficiently greater than the initial index value, the effective yield on the Index LASERSSM may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding Inc. (guaranteed by Citigroup Inc.) of comparable maturity.

The Index LASERSSM Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Index LASERSSM

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments due on the Index LASERSSM, to pay all amounts due on the Index LASERSSM at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The Index

LASERSSM are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the Index LASERSSM, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the Index LASERSSM.

The Market Price of the Index LASERSSM Will Be Influenced by Many Unpredictable Factors

Several factors will influence the value of the Index LASERSSM in the secondary market and the price at which Citigroup Global Markets Inc. may be willing to purchase or sell the Index LASERSSM in the secondary market, including: the value, volatility (frequency and magnitude of changes in value or price) and dividend yield of the underlying index and the stocks composing the underlying index, whether the closing value of the underlying index has decreased to or below 70% of the initial index value, market interest and yield rate levels, time remaining until the Index LASERSSM mature, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the final index value and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Historical Data on the Russell 2000® Index” below. You may receive less, and possibly significantly less, than the stated principal amount of the Index LASERSSM if you try to sell your Index LASERSSM prior to maturity.  While the foregoing factors will all influence the market price of the Index LASERSSM, the market price of the Index LASERSSM will likely be significantly affected by whether the closing value of the underlying index has decreased to or below 70% of the initial index value on any index business day during the term of the Index LASERSSM.

Investing in the Index LASERSSM Is Not Equivalent to Investing in the Underlying Index or the Stocks That Constitute the Underlying Index, and You Will Not Be Entitled to Receive Any Dividends Paid With Respect to the Stocks That Constitute the Underlying Index

Investing in the Index LASERSSM is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. Investors in the Index LASERSSM will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index. The stocks that constitute the underlying index as of  December 16, 2011 average a dividend yield of 1.60% per year. If this average dividend yield were to remain constant for the term of the Index LASERSSM, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of 3.20% (calculated on a simple interest basis) by investing in the Index LASERSSM instead of investing directly in the stocks that constitute the underlying index or another investment linked to the underlying index that provides for a pass-through of dividends. However, it is impossible to predict whether the dividend yield over the term of the Index LASERSSM will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the Index LASERSSM.

Adjustments to the Underlying Index Could Adversely Affect the Value of the Index LASERSSM

The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Original Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the Index LASERSSM in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the Index LASERSSM, as well as the cost of hedging our obligations under the Index LASERSSM. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Index LASERSSM or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc., as a result of dealer discounts, mark-ups or other transaction costs.

The Index LASERSSM Will Not Be Listed on Any Securities Exchange, and Secondary Trading May Be Limited

The Index LASERSSM will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Index LASERSSM. Citigroup Global Markets Inc. may, but is not obligated to, make a market in the Index LASERSSM. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Index LASERSSM easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Index LASERSSM, the price at which you may be able to trade your Index LASERSSM is likely to depend on the price, if any, at which Citigroup Global Markets Inc. is willing to transact. If, at any time, Citigroup Global Markets Inc. were not to make a market in the Index LASERSSM, it is likely that there would be no secondary market for the Index LASERSSM. Accordingly, you should be willing to hold your Index LASERSSM to maturity.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Index LASERSSM

Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. has determined the initial index value and will determine the final index value, the index return percentage and whether the closing value of the underlying index on any index business day is less than or equal to 70% of the initial index value and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets Inc., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the closing value of the underlying index in the event of a market disruption event, or discontinuance of the underlying index, may affect the payout to you at maturity.

The Historical Performance of the Underlying Index Is Not an Indication of the Future Performance of the Underlying Index

The historical performance of the underlying index, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying index during the term of the Index LASERSSM. Changes in the value of the underlying index will affect the market price of the Index LASERSSM, but it is impossible to predict whether the value of the underlying index will fall or rise.

Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Index LASERSSM

One or more of our affiliates have hedged our obligations under the Index LASERSSM and will carry out hedging activities related to the Index LASERSSM (and other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index, swaps, futures and/or options contracts on the underlying index and/or in other instruments related to the underlying index and/or the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial index value and, as a result, could have increased the value above which the underlying index must close on every index business day from the pricing date to the valuation date and/or on the valuation date specifically before an investor receives a payment at maturity that exceeds the issue price of the Index LASERSSM. Additionally, such hedging or trading activities during the term of the Index LASERSSM, including on the valuation date, could adversely affect the value of the underlying index on each index business day from the pricing date to the valuation date and on the valuation date specifically and, accordingly, the amount of cash, if any, an investor will receive at maturity.

 You Will Have No Rights Against the Publisher of the Underlying Index or Any Issuer of Any Stock Included in the Underlying Index

You will have no rights against the publisher of the underlying index, or any issuer of any stock included in the underlying index, even though the amount you receive at maturity, if any, will depend on the value of the underlying index and such value is based on the prices of the stocks included in the underlying index. The index publisher and the issuers of the stocks included in the underlying index are not in any way involved in this offering and have no obligations relating to the Index LASERSSM or to the holders of the Index LASERSSM.

The U.S. Federal Tax Consequences of an Investment in the Index LASERSSM Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the Index LASERSSM, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Index LASERSSM are uncertain, and the IRS or a court might not agree with the treatment of the Index LASERSSM as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the Index LASERSSM, the tax consequences of the ownership and disposition of the Index LASERSSM might be affected materially and adversely.  As described below under the section “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Index LASERSSM, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Index LASERSSM should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Index LASERSSM (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE INDEX LASERSSM

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus in connection with your investment in the Index LASERSSM. The description in this pricing supplement of the particular terms of the Index LASERSSM supplements, and to the extent inconsistent with replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for May 12, 2011 on the SEC Web site):

•	Prospectus Supplement and Prospectus filed on May 12, 2011: http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

General

The Index LeAding StockmarkEt Return Securities Based on the Value of the Russell 2000® Index due December 19, 2013 (the “Index LASERSSM”) are senior unsecured debt securities of Citigroup Funding Inc., fully and unconditionally guaranteed by Citigroup Inc., and have a maturity of approximately two years.

Unlike ordinary debt securities, the Index LASERSSM, do not provide for periodic interest or the full return of principal in all circumstances.  The Index LASERSSM offer a payment at maturity that will depend on (a) whether the Closing Value (as defined below) of the Russell 2000® Index (the “Underlying Index”) is greater than 70% of the Initial Index Value (as defined below) on every Index Business Day (as defined below) during the term of the Index LASERSSM, or whether it is less than or equal to 70% of the Initial Index Value on any Index Business Day during the term of the Index LASERSSM, and (b) the percentage change in the Closing Value of the Underlying Index from the Pricing Date to the Valuation Date (each as defined below). See “—Payment at Maturity” below.

The Index LASERSSM will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding Inc., and the guarantee of payments due under the Index LASERSSM will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the stated principal amount of the Index LASERSSM at maturity is not guaranteed. All payments on the Index LASERSSM are subject to the credit risk of Citigroup Inc.

Each Index LASERSSM represents a stated principal amount of $1,000. You may transfer the Index LASERSSM only in units of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Index LASERSSM in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the Index LASERSSM by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Notes through the accounts those systems maintain with DTC. You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the Index LASERSSM and of the senior debt indenture under which the Index LASERSSM will be issued.

Interest

We will not make any periodic payments of interest or other payments on the Index LASERSSM until maturity. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the Underlying Index, which, as of December 16, 2011, yield an average of 1.60% per year.  If this average dividend yield remained constant for the term of the Index LASERSSM, this would be equivalent to 3.20% (calculated on a simple interest basis) over the approximately 2-year term of the Index LASERSSM. However, it is impossible to predict whether the dividend yield over the term of the Index LASERSSM will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period. You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

Payment at Maturity

The Index LASERSSM will mature on December 19, 2013. At maturity, you will receive for each Index LASERSSM you then hold an amount in cash that may be greater than, equal to or less than the $1,000 stated principal amount of the Index LASERSSM and could be zero.  The amount you receive, if any, will be determined as follows:

▪
If the Closing Value of the Underlying Index is greater than 70% of the Initial Index Value on every Index Business Day from the Pricing Date to and including the Valuation Date, at maturity you will receive for each Index LASERSSM you hold:

$1,000 + the greater of (x) $1,000 × the Index Return Percentage and (y) $380.

In this case, the minimum payment at maturity will equal $1,380.

▪
If the Closing Value of the Underlying Index is less than or equal to 70% of the Initial Index Value on any Index Business Day from the Pricing Date to and including the Valuation Date, at maturity you will receive for each Index LASERSSM you hold:

$1,000 + ($1,000 × Index Return Percentage).

In this case, you will participate on a 1-to-1 basis in any positive or negative performance of the Underlying Index from the Pricing Date to the Valuation Date (as measured on only those two dates), and there will be no minimum payment at maturity.  If the Final Index Value is less than the Initial Index Value, then the Index Return Percentage will be negative, and you will receive less than the $1,000 stated principal amount per Index LASERSSM and possibly zero.

The “Closing Value” on any Index Business Day means the Closing Value of the Underlying Index on such day as published by the Underlying Index Publisher (as defined below), subject to the terms described under “—Discontinuance of the Underlying Index” and “—Alteration of Method of Calculation” below.  If the Closing Value of the Underlying Index is not available or if there is a Market Disruption Event on any date of determination, the Closing Value of the Underlying Index for that date, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the value of the Underlying Index obtained from as many dealers in equities (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the Calculation Agent. Instead of obtaining values from dealers as described above, the Calculation Agent may defer (i) the Valuation Date for up to two consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the Business Day immediately prior to the Maturity Date and (ii) any date of determination other than the Valuation Date for up to five consecutive Index Business Days on which a Market Disruption Event is occurring or on which the Closing Value of the Underlying Index is not available, but not past the Valuation Date (as postponed, if applicable).  If the determination of the Closing Value for an Index Business Day during the period from the Pricing Date to the Valuation Date has been postponed in accordance with this paragraph, the Closing Value determined on the immediately succeeding day that is not postponed will be the Closing Value for that day and also for the related postponed days.  This will be equivalent to disregarding the Closing Values for the postponed days for purposes of determining whether the Closing Value of the Underlying Index on any Index Business Day is greater than 70% of the Initial Index Value, and the period from the Pricing Date to the Valuation Date will not be extended in this case (except in the case where the Valuation Date has been postponed in accordance with this paragraph or the definition of “Valuation Date” above).

The “Final Index Value” will equal the Closing Value of the Russell 2000® Index on the Valuation Date.

An “Index Business Day” means a day, as determined by the Calculation Agent, on which the value of the Underlying Index or any Successor Index is calculated and published and on which securities composing more than 80% of the value of that index on that day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the Closing Value of that index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on Citigroup Funding Inc., Citigroup Inc. and the beneficial owners of the Index LASERSSM, absent manifest error.

The “Index Return Percentage” will equal the following fraction:

 Final Index Value – Initial Index Value
Initial Index Value

The “Initial Index Value” equals  722.05, the Closing Value of the Russell 2000® Index on the Pricing Date.

A “Market Disruption Event” means, as determined by the Calculation Agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) stocks which then compose 20% or more of the value of the Underlying Index or any Successor Index (as defined below), (b) any options or futures contracts, or any options on such futures contracts relating to the Underlying Index or any Successor Index, or (c) any options or futures contracts relating to stocks which then compose 20% or more of the value of the Underlying Index or any Successor Index on any exchange or market if, in each case, in the determination of the Calculation Agent, any suspension, limitation or unavailability is material. For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying Index will be based on a comparison of the portion of the value of the Underlying Index attributable to that security relative to the overall value of th Underlying Index, in each case immediately before that suspension or limitation.

The “Maturity Date” is December 19, 2013.

The “Pricing Date” is December 16, 2011.

The “Underlying Index Publisher” is Russell Investment Group.

The “Valuation Date” will be December 16, 2013.  If the originally scheduled Valuation Date is not an Index Business Day, it may be postponed by the Calculation Agent, but not past the Business Day immediately prior to the Maturity Date. In addition, if a Market Disruption Event occurs on the originally scheduled Valuation Date, the Calculation Agent may postpone the Valuation Date as described above in the definition of “Closing Value.”

What You Could Receive at Maturity—Hypothetical Examples

The graphs and examples below show hypothetical payments at maturity on the Index LASERSSM for a range of Final Index Values.  The actual amount you receive in respect of the Index LASERSSM at maturity will depend on the Closing Value of the Underlying Index on every Index Business Day from the Pricing Date to and including the Valuation Date. All of the hypothetical examples below are based on the following terms:

▪	Stated Principal Amount per Index LASERSSM: $1,000

▪	Initial Index Value: 722.05

▪	70% of the Initial Index Value: 505.44

▪	Minimum Payment at Maturity: $1,380 (138% of the $1,000 stated principal amount per Index LASERSSM)

You will not be entitled to receive any dividends paid with respect to the stocks that constitute the Underlying Index, which as of December 16, 2011 yield an average of 1.60% per year.  If this average dividend yield remained constant for the term of the Index LASERSSM, this would be equivalent to 3.20% (calculated on a simple interest basis) over the approximately 2-year term of the Index LASERSSM.  However, it is impossible to predict whether the dividend yield over the term of the Index LASERSSM will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Index LASERSSM.

Hypothetical Payments at Maturity Diagrams

Payment Scenario 1 – This graph shows the hypothetical payments at maturity on the Index LASERSSM if the Closing Value of the Underlying Index is greater than 505.44 (70% of the Initial Index Value) on every Index Business Day from the Pricing Date to and including the Valuation Date.  See Examples 1.A, 2.A and 3.A below.

Payment Scenario 2 –  This graph shows the hypothetical payments at maturity on the Index LASERSSM if the Closing Value of the Underlying Index is less than or equal to 505.44 (70% of the Initial Index Value) on any Index Business Day from the Pricing Date to and including the Valuation Date.  In this scenario  you are fully exposed to any depreciation in the Closing Value of the Underlying Index from the Pricing Date to the Valuation Date, and you lose the benefit of the minimum payment at maturity shown in Scenario 1 above.  See Examples 1.B, 2.B and 3.B below.

Example 1 – The Closing Value of the Underlying Index decreases 20% from the Initial Index Value of 722.05 to a Final Index Value of 577.64.  Citigroup Funding Inc. will pay you, for each Index LASERSSM you hold at maturity, an amount in cash calculated as follows:

A.	If the Closing Value of the Underlying Index is greater than 505.44 (70% of the Initial Index Value) on every Index Business Day from the Pricing Date to and including the Valuation Date:

$1,000 + the greater of (x) $1,000 × Index Return Percentage and (y) $380

$1,000 + $380 = $1,380

B.	If the Closing Value of the Underlying Index is equal to or less than 505.44 (70% of the Initial Index Value) on any Index Business Day from the Pricing Date to and including the Valuation Date:

$1,000 + ($1,000 × Index Return Percentage)

$1,000 – $200 = $800

The payment at maturity in Example 1.B is approximately 42% less than the payment at maturity in Example 1.A, solely because the Closing Value of the Underlying Index was less than or equal to 70% of the Initial Index Value at one or more times during the term of the Index LASERS SM.

Example 2 – The Closing Value of the Underlying Index increases 20% from the Initial Index Value of 722.05 to a Final Index Value of 866.46.  Citigroup Funding Inc. will pay you, for each Index LASERSSM you hold at maturity, an amount in cash calculated as follows:

A.	If the Closing Value of the Underlying Index is greater than 505.44 (70% of the Initial Index Value) on every Index Business Day from the Pricing Date to and including the Valuation Date:

$1,000 + the greater of (x) $1,000 × Index Return Percentage and (y) $380

$1,000 + $380 = $1,380

B.	If the Closing Value of the Underlying Index is equal to or less than 505.44 (70% of the Initial Index Value) on any Index Business Day from the Pricing Date to and including the Valuation Date:

$1,000 + ($1,000 × Index Return Percentage)

$1,000 + $200 = $1,200

The payment at maturity in Example 2.B is approximately 13% less than the payment at maturity in Example 2.A, solely because the Closing Value of the Underlying Index was less than or equal to 70% of the Initial Index Value at one or more times during the term of the Index LASERS SM.

Example 3 – The Closing Value of the Underlying Index increases 40% from the Initial Index Value of 722.05 to a Final Index Value of 1,010.87.  Citigroup Funding Inc. will pay you, for each Index LASERSSM you hold at maturity, an amount in cash calculated as follows:

A.	If the Closing Value of the Underlying Index is greater than 505.44 (70% of the Initial Index Value) on every Index Business Day from the Pricing Date to and including the Valuation Date:

$1,000 + the greater of (x) $1,000 × Index Return Percentage and (y) $380

$1,000 + $400 = $1,400

B.	If the Closing Value of the Underlying Index is equal to or less than 505.44 (70% of the Initial Index Value) on any Index Business Day from the Pricing Date to and including the Valuation Date:

$1,000 + ($1,000 × Index Return Percentage)

$1,000 + $400 = $1,400

The payment at maturity in Examples 3.A and 3.B are the same because the Index LASERS SM offer 1-to-1 participation in any positive performance of the Underlying Index above the 38% increase in the Closing Value of the Underlying Index, regardless of whether the Closing Value of the Underlying Index was less than or equal to 70% of the Initial Index Value at one or more times during the term of the Index LASERS SM.

Discontinuance of the Underlying Index

If the Index Publisher discontinues publication of the Underlying Index and it or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Underlying Index, then the value of the Underlying Index will be determined by reference to the value of that successor or substitute index, which we refer to as a “Successor Index.”

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the Successor Index to the registered holders of the Index LASERSSM.

If the Index Publisher discontinues publication of the Underlying Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any date of determination of the Closing Value of the Underlying Index, the value to be substituted for the Underlying Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the Underlying Index prior to any such discontinuance.

If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Underlying Index as described above, the Successor Index or value will be substituted for the Underlying Index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the market value of the Index LASERSSM.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Index LASERSSM, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the Underlying Index or Successor Index is changed in any material respect, or if the Underlying Index or Successor Index is in any other way modified so that the value of the Underlying Index or Successor Index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Underlying Index or Successor Index as if the changes or modifications had not been made.  For example, if the method of calculating the Underlying Index or Successor Index is modified so that the value of the Underlying Index or Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of that index as if it had not been modified.

No Redemption

The Index LASERSSM are not subject to redemption at the option of Citigroup Funding Inc. or any holder prior to maturity.

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Index LASERSSM shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Index LASERSSM will be determined by the Calculation Agent and will equal, for each Index LASERSSM, the payment at maturity, calculated as though the Valuation Date was the date of such acceleration. See “—Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding Inc. or Citigroup Inc., the claim of the beneficial owner of the Index LASERSSM will be capped at the payment at maturity, calculated as though the Valuation Date was the date of the commencement of the proceeding.

In case of default in payment at maturity of the Index LASERSSM, the Index LASERSSM shall bear interest, payable upon demand of the beneficial owners of the Index LASERSSM in accordance with the terms of the Index LASERSSM, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 4.167% per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent for the Index LASERSSM and will also hold the global security representing the Index LASERSSM as custodian for DTC. The Bank of New York Mellon, as successor trustee under an indenture dated June 1, 2005, will serve as trustee for the Index LASERSSM.

The CUSIP number for the Index LASERSSM is 1730T0QX0.  The ISIN for the Index LASERSSM is US1730T0QX09.

Calculation Agent

The Calculation Agent for the Index LASERSSM will be Citigroup Global Markets Inc..  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding Inc., Citigroup Inc. and the holders of the Index LASERSSM.  Because the Calculation Agent is an affiliate of Citigroup Funding Inc. and a subsidiary of Citigroup Inc., potential conflicts of interest may exist between the Calculation Agent and the holders of the Index LASERSSM, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due to holders of the Index LASERSSM.  Citigroup Global Markets Inc. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE RUSSELL 2000® INDEX

General

Unless otherwise stated, all information on the Russell 2000® Index provided in this pricing supplement is derived from publicly available sources. Such information reflects the policies of, and is subject to change by, Russell Investment Group (“Russell”).  Russell is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Russell 2000® Index at any time.  None of Citigroup Inc., Citigroup Funding Inc., Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the Russell 2000® Index.  The Russell 2000® Index is published by Russell and is intended to provide a barometer of the investable small capitalization segment of the U.S. equity markets. Since September 2004, eligible initial public offerings (“IPOs”) of stock have also been added to the Russell 2000® Index at the end of each calendar quarter in order to ensure new additions to the investing opportunity set are reflected in the index. The Russell 2000® Index includes the stocks of the 2000 smallest companies, according to market capitalization, in the Russell 3000 Index.

As of December 16, 2011, the largest five sectors represented by the Russell 2000® Index were Financial Services, Technology, Consumer Discretionary, Producer Durables and Health Care. Real-time dissemination of the value of the Russell 2000® Index by Reuters began in December 1986.

THE RUSSELL 2000® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE INDEX LASERSSM WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the Russell 2000® Index

Companies determined by Russell to be part of the U.S. equity market are eligible for inclusion in the Russell 2000® Index.  If a company incorporates in, has a stated headquarters location in and also trades in the United States, the company is eligible for inclusion in the Russell 2000® Index.  If any of the three criteria do not match, Russell then defines three home country indicators (“HCIs”):  country of incorporation, country of headquarters and country of the most liquid exchange.  After the HCIs are defined, Russell cross-compares the primary location of the company’s assets with the three HCIs.  If the primary location of assets matches any of the HCIs, then the company is assigned to the country of its primary asset location.  If there is not enough information to determine a company’s primary location of assets, Russell uses the primary location of the company’s revenue for the same cross-comparison and assigns the company to the appropriate country in a similar fashion.  Russell will use an average of two years of assets or revenues data for analysis to reduce potential turnover beginning in 2011.  If conclusive country details cannot be derived from assets or revenue, Russell assigns the company to the country in which its headquarters are located unless the country is on a list of countries considered by Russell to be “benefit driven incorporation” countries.  In the latter case, the company is assigned to the country of its most liquid stock exchange.  Only companies assigned to the United States through the foregoing analysis are eligible for inclusion in the Russell 2000® Index.  Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts are excluded. American Depository Receipts, royalty trusts, limited liability companies, OTC companies, bulletin board companies, pink sheets, closed-end investment companies and limited partnerships are also ineligible for inclusion.  If multiple share classes of common stock exist, they are combined.  In cases where the common stock share classes act independently of each other, each class is considered for inclusion separately.  Stocks must trade at or above $1.00 on their primary exchange on the last trading day of May each year to be eligible for inclusion in the Russell 2000® Index. If an existing member’s closing price is less than $1.00 on the last trading day of May, it will be considered eligible for inclusion if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00.  If a stock falls below $1.00 intra-year, it will not be removed, but will be evaluated at the next reconstitution.  In order to be included in the Russell 2000® Index’s annual reconstitution, a stock must be listed on the last trading day in May and Russell must have access to documentation verifying the company’s eligibility for inclusion. IPOs will be considered for inclusion quarterly.

The primary criteria used to determine the initial list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. Based on closing prices on the last trading day of May each year, Russell determines whether a company is large enough to be included in the Russell indices. Generally, as of the last Friday of June of each year, the Russell 2000® Index is adjusted to reflect the reconstitution market value for that year.

The following types of shares are considered available for the purposes of total shares outstanding determinations:

▪	Common stock;

▪	Non-restricted exchangeable shares (shares which may be exchanged any time, at the holder’s option, on a one-for-one basis for common stock; and

▪	Partnership units/membership interests which represent an economic interest in a limited liability company or limited partnership.

A security’s shares are adjusted to include only those shares available to the public.  This is often referred to as “free float.”  The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.  Stocks are weighted in the Russell 2000® Index by their available (also called float-adjusted) market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available capitalization.  Adjustments are based on information recorded in SEC corporate filings or other reliable sources:

▪	ESOP or LESOP shares—corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

▪	Corporate cross-owned shares—when shares of a company in one of the Russell indices are held by another company also in one of the Russell indices. All shares in this class will be adjusted;

▪
Large private and corporate shares—shares held by another listed company or private individuals, if the amount of shares so held is greater than 10% of outstanding shares but does not preclude institutional holdings by investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms;

▪	Unlisted share classes—classes of common stock that are not traded on a U.S. exchange;

▪	IPO lock-ups—shares locked up during an IPO that are not available to the public and will be excluded from the market value at the time the IPO enters the relevant Russell index; and

▪	Government holdings:

▪	Direct government holders: Those holdings listed as “government of” are considered unavailable and will be removed entirely from available shares;

▪	Indirect government holders: Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; and

▪	Government pensions: Any holding by a government pension plan is considered institutional holdings and will not be removed from available shares.

Once the market capitalization for each security is determined using total shares and price (as described above), each security is placed in the appropriate Russell market capitalization-based index. The largest 4,000 securities become members of the Russell 3000E™ Index. The Russell 2000® Index is a subset of this index and generally includes the stock of companies 1001 through 3000 (based on descending total market capitalization) of the Russell 3000E™ Index.

Russell will make certain maintenance adjustments to the Russell 2000® Index based on corporate actions of included securities. A full description of all corporate action driven changes, including timing, to the Russell indices can be found on Russell’s Web site.

HISTORICAL DATA ON THE UNDERLYING INDEX

Quarterly High, Low and End-of-Quarter Closing Values

The following table sets forth, for each of the quarterly periods indicated, the high, low and end-of-quarter Closing Values of the Russell 2000® Index from January 3, 2006 through December 16, 2011. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  These historical data on the Russell 2000® Index are not indicative of the future performance of the Russell 2000® Index or what the market value of the Index LASERSSM may be. Any historical upward or downward trend in the value of the Russell 2000® Index during any period set forth below is not an indication that the Russell 2000® Index is more or less likely to increase or decrease at any time during the term of the Index LASERSSM.

	High	Low	Period End
2006
Quarter
First	765.14	684.05	765.14
Second	781.83	672.72	724.67
Third	734.48	671.94	725.59
Fourth	797.73	718.35	787.66
2007
Quarter
First	829.44	760.06	800.71
Second	855.09	803.22	833.70
Third	855.77	751.54	805.45
Fourth	845.72	735.07	766.03
2008
Quarter
First	753.55	643.97	687.97
Second	763.27	686.07	689.66
Third	754.38	657.72	679.58
Fourth	671.59	385.31	499.45
2009
Quarter
First	514.71	343.26	422.75
Second	531.68	429.16	508.28
Third	620.69	479.27	604.28
Fourth	634.07	562.40	625.39
2010
Quarter
First	690.30	586.49	678.64
Second	741.92	609.49	609.49
Third	677.64	590.03	676.14
Fourth	792.35	669.45	783.65
2011
Quarter
First	843.55	773.18	843.55
Second	865.29	777.20	827.43
Third	858.11	643.42	644.16
Fourth (through December 16, 2011)	765.43	609.49	722.05

On December 16, 2011, the Closing Value of the Underlying Index was 722.05.

The following graph illustrates the historical performance of the Underlying Index based on the Closing Value thereof on each Index Business Day from January 3, 2006 through December 16, 2011.  Past movements of the Underlying Index are not indicative of future Underlying Index Closing Values.

License Agreement

Russell and Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc., have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding Inc. and its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with certain financial products, including the Index LASERSSM.

The license agreement between Russell and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement.

“The Index LASERSSM are not sponsored, endorsed, sold or promoted by Russell Investment Group (“Russell”). Russell makes no representation or warranty, express or implied, to the holders of the Index LASERSSM or any member of the public regarding the advisability of investing in securities generally or in the Index LASERSSM particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same.  Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to Citigroup Funding Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to Citigroup Funding Inc., its affiliates or the Index LASERSSM. Russell has no obligation to take the needs of Citigroup Funding Inc., its affiliates or the holders of the Index LASERSSM into consideration in determining, composing or calculating the Russell 2000® Index. Russell is not responsible for and has not reviewed the Index LASERSSM nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness or otherwise. Russell is not responsible for and has not participated in the determination of the timing of prices at, or quantities of the Index LASERSSM to be issued or in the determination or calculation of the equation by which the Index LASERSSM are to be converted into cash. Russell has no obligation or liability in connection with the administration, marketing or trading of the Index LASERSSM.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING INC., HOLDERS OF THE INDEX LASERSSM, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN RUSSELL AND CITIGROUP FUNDING INC.”

UNITED STATES FEDERAL TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Index LASERSSM issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of the ownership and disposition of the Index LASERSSM.  It applies only to an initial investor who holds the Index LASERSSM as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

▪	certain financial institutions;

▪	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Index LASERSSM;

▪	investors holding the Index LASERSSM as part of a “straddle,” conversion transaction or constructive sale transaction;

▪	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

▪	entities classified as partnerships for U.S. federal income tax purposes;

▪	regulated investment companies;

▪	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”; and

▪	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Index LASERSSM, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Index LASERSSM and partners in such partnerships should consult their tax advisers as to the particular U.S. federal tax consequences of holding and disposing of the Index LASERSSM.

We will not attempt to ascertain whether any of the issuers of the shares that constitute the Underlying Index (the shares hereafter referred to as “Underlying Shares”) should be treated as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or settlement of the Index LASERSSM.  Non-U.S. persons considering an investment in the Index LASERSSM should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of Underlying Shares and consult their tax advisers regarding the possible consequences to them if any issuer of Underlying Shares is or becomes a USRPHC.

As the law applicable to the U.S. federal taxation of instruments such as the Index LASERSSM is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Index LASERSSM

Each holder, by purchasing the Index LASERSSM, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Index LASERSSM or similar instruments, significant aspects of the treatment of an investment in the Index LASERSSM are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Index LASERSSM and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Index LASERSSM as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of an Index LASERSSM that is, for U.S. federal income tax purposes:

▪	a citizen or individual resident of the United States;

▪
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

▪	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Index LASERSSM prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Settlement of the Index LASERSSM.  Upon a sale or exchange of the Index LASERSSM, or upon settlement at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Index LASERSSM that are sold, exchanged or settled.  A U.S. Holder’s tax basis in the Index LASERSSM should equal the amount paid by the U.S. Holder to acquire them.  Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the Index LASERSSM for more than one year.

Possible Alternative Tax Treatments of an Investment in the Index LASERSSM

Alternative U.S. federal income tax treatments of the Index LASERSSM are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to them.  It is possible, for example, that the Index LASERSSM could be treated as debt instruments issued by us.  Under this treatment, the Index LASERSSM would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s tax accounting method, in each year that the U.S. Holder held the Index LASERSSM, the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Index LASERSSM, even though we will not be required to make any payment with respect to them prior to maturity.  In addition, any gain on the sale, exchange or settlement of the Index LASERSSM would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Index LASERSSM could also affect the timing and character of income or loss with respect to them.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Index LASERSSM, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Index LASERSSM, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of an Index LASERSSM that is, for U.S. federal income tax purposes:

▪	an individual who is classified as a nonresident alien;
▪	a foreign corporation; or
▪	a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Index LASERSSM.

Sale, Exchange or Settlement of the Index LASERSSM.  A Non-U.S. Holder of the Index LASERSSM generally will not be subject to U.S. federal withholding or income tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Index LASERSSM is effectively connected with the conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Index LASERSSM, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of an Index LASERSSM were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Index LASERSSM generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the Index LASERSSM is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Index LASERSSM on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Other U.S. federal income tax treatments of the Index LASERSSM are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Index LASERSSM, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the Index LASERSSM are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Index LASERSSM.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or settlement of the Index LASERSSM may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder (or financial institution holding the Index LASERSSM on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with the appropriate IRS form will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets Inc., govern the sale and purchase of the Index LASERSSM.

Citigroup Global Markets Inc., acting as principal, has agreed to purchase from Citigroup Funding Inc., and Citigroup Funding Inc. has agreed to sell to Citigroup Global Markets Inc., $10,612,000 aggregate principal amount of the Index LASERSSM (10,612 Index LASERSSM) for $990.00 per Index LASERSSM, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets Inc. proposes to offer some of the Index LASERSSM directly to the public at the public offering price set forth on the cover page of this pricing supplement. Citigroup Global Markets Inc. will pay the Registered Representatives of Citigroup Global Markets Inc. a sales commission of $10.00 for each Index LASERSSM they sell.  If all of the Index LASERSSM are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

The Index LASERSSM will not be listed on any securities exchange.

In order to hedge its obligations under the Index LASERSSM, Citigroup Funding Inc. has entered into one or more swaps and/or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Index LASERSSM—Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Index LASERSSM” and “—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Original Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc. is an affiliate of Citigroup Funding Inc. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the Index LASERSSM, either directly or indirectly, without the prior written consent of the client.

ERISA MATTERS

Each purchaser of the Index LASERSSM or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Index LASERSSM through and including the date of disposition of such Index LASERSSM that either:

(a)
it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets Inc., its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Index LASERSSM or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Index LASERSSM or (B) its acquisition and holding of the Index LASERSSM is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

VALIDITY OF THE INDEX LASERSSM

In the opinion of Douglas C. Turnbull, Associate General Counsel - Capital Markets and Corporate Reporting of Citigroup Inc. (the “Guarantor”) and counsel to Citigroup Funding Inc., when the Index LASERSSM offered by this pricing supplement have been executed and issued by Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Index LASERSSM and related guarantee will be legal, valid and binding obligations of Citigroup Funding Inc. and the Guarantor, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

This opinion is given as of the date of this pricing supplement and is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution).  In addition, this opinion is subject to customary assumptions as to legal capacity, genuineness of signatures and authenticity of  documents as stated in the opinion dated May 11, 2011, which has been filed as exhibit number 5(a) to Citigroup Funding Inc.’s Registration Statement on Form S-3 (No. 333-172554)

Index LASERSSM is a registered service mark of Citigroup Global Markets Inc.

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term, Series D

Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the Value of the Russell 2000® Index due December 19, 2013

($1,000 Stated Principal Amount per Index LASERSSM)

Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
December 16, 2011

(Including Prospectus Supplement
Dated May 12, 2011 and
Prospectus Dated May 12, 2011)

___________________

TABLE OF CONTENTS

Page
Pricing Supplement
Summary Information—Q&A	PS-2
Risk Factors Relating to the Index LASERSSM	PS-6
Description of the Index LASERSSM	PS-10
Description of the Russell 2000® Index	PS-17
Historical Data on the Russell 2000® Index	PS-19
United States Federal Income Tax Considerations	PS-22
Plan of Distribution; Conflicts of Interest	PS-25
ERISA Matters	PS-26
Validity of the Index LASERSSM	PS-26

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28